Filed Pursuant to

Rule 424(b)(3) and (c)

File No. 333-76410

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 5, 2002

to

Prospectus Dated March 22, 2002

1,600,000 Shares

NEOMAGIC CORPORATION

Common Stock

This Prospectus Supplement supplements our prospectus, dated March 22, 2002, relating to the public offering, which is not being underwritten, and sale by certain stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer, which we collectively refer to as the selling stockholders, of 1,600,000 shares of our common stock. The selling stockholders received such shares in connection with the acquisition of certain assets of LinkUp Systems Corporation, a Delaware corporation, in December 2001. This Prospectus Supplement should be read in conjunction with the prospectus, and this Prospectus Supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the prospectus.

SELLING STOCKHOLDERS

Subsequent to the date of this Prospectus Supplement, the shares of common stock indicated to be beneficially owned by LinkUp Systems may be transferred in whole or in part by LinkUp Systems to the entities and individuals listed in the table of selling shareholders provided below in one or more transactions not constituting a sale of such shares. Each of the individuals and entities listed in the table below will be deemed to be a selling stockholder with respect to any such shares that may be so transferred to them.

The table of selling shareholders in the prospectus is hereby amended to include the stockholders identified in the table below as selling stockholders:

Name of Selling Stockholder	Shares Beneficially Owned	Percentage of Outstanding Common Stock	Number of Shares which may be sold pursuant to this Prospectus
ARM Ltd.	31,491.112%		31,491
Chang, Chieh & Lily Living Trust	25,193.090%		25,193
Cheng Kuei Lin	22,473.080%		22,473
Concord Financial Co., Ltd.	11,022.039%		11,022
Concord II Venture Capital Co., Ltd.	8,660.031%		8,660
Concord III Venture Capital Co., Ltd.	11,809.042%		11,809
Concord IV Venture Capital Co., Ltd.	11,809.042%		11,809
Concord VI Venture Capital Co., Ltd.	11,809.042%		11,809
D.J. AMC, Inc.	7,873.028%		7,873
Dynalink International Corporation	130,483.465%		130,483
Edward Y. Kim	504.002%		504
First Taiwan Venture Capital, Inc.	6,298.022%		6,298
FR Venture Capital, Inc.	6,298.022%		6,298
Gallery Management Ltd.	31,491.112%		31,491
Gapura Inc.	31,491.112%		31,491
Hung Poo Real Estate Development	62,983.224%		62,983
Intel Corporation	94,474.337%		94,474
Mark A. Medearis	756.003%		756
Man-Shek Lee	12,597.045%		12,597
Nai Shen Chen	6,298.022%		6,298
Krispun Group Ltd.	78,729.280%		78,729
Pac-Link Fund	94,474.337%		94,474
Sing Long Du	6,741.024%		6,741
Super Net Holding Limited	18,895.067%		18,895
Tai Yuen Venture Capital Investment Corporation	31,491.112%		31,491
Techgains Corporation	31,491.112%		31,491
Techgains International Corporation	31,491.112%		31,491
Tekkang Management Consulting Co.	15,746.056%		15,746
Vander Investment Co. Ltd.	15,746.056%		15,746
VLG Investments 1999	2,205.008%		2,205
Yamaha Corporation	15,746.056%		15,746
Yun-Ching Lin	3,779.013%		3,779